WEYCO ACQUIRES UMI BRAND

(Milwaukee, Wisconsin---April 28, 2010)  Weyco Group, Inc. (NASDAQ:WEYS) today announced that it has acquired the Umi brand, a children’s footwear line, from Umi, LLC.

The Umi brand was started in 2004 by Mark Kohlenberg who previously ran the Elefanten USA children’s footwear business for 14 years.  The Umi brand offers customers European inspired design, high quality materials and unique styling at an attainable price point.

“We are excited to announce the addition of Umi to the Weyco portfolio of brands,” stated Tom Florsheim, Chairman and CEO of Weyco Group, Inc.  “We are also very pleased that Mark Kohlenberg will be joining Weyco as President of the Umi Brand and believe Mark’s stewardship supported by Weyco’s infrastructure should provide significant opportunities to grow the Umi brand in the marketplace.”

“This is a great moment for the Umi brand of children’s footwear,” said Mark Kohlenberg. “Weyco’s scale, reputation and international presence provide significant upside for future growth of Umi.  Positioning Umi in the portfolio of Weyco brands opens new doors for Umi while providing a great opportunity to work with Weyco’s sales force and distribution operations.”

About Weyco Group:

Weyco Group, Inc., designs and markets moderately priced and better-grade men’s branded footwear for casual, fashion, and dress lifestyles.  The principal brands of shoes sold by the Company are Florsheim, Nunn Bush, and Stacy Adams.  The Company’s products are sold to shoe specialty stores, department stores and clothing retailers.  Weyco Group, Inc. operates wholesale and retail businesses in the United States, Canada, Europe, Australia, South Africa and the Far East.  For more information, see the Company’s website at www.weycogroup.com.

About Umi:

More information about the Umi brand is available at www.umishoes.com.

For more information, contact:

John Florsheim
President and Chief Operating Officer, Weyco Group, Inc.
414-908-1889